Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Employee Benefits and Investment Committee of

SunCoke Energy, Inc.:

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-183015) pertaining to the SunCoke Energy, Inc. Saving Restoration Plan of SunCoke Energy, Inc. of our report dated March 18, 2014 relating to the statements of financial position of the SunCoke Energy, Inc. Saving Restoration Plan as of December 31, 2013 and 2012, and the related statements of changes in plan equity for the years ended December 31, 2013 and 2012, included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH

March 18, 2014